Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-3240 and 333-29491, and Form S-3, No. 333-87891) and related Prospectuses of Konover Property
Trust, Inc. of our report dated February 23, 2001 (except with respect to the matter discussed in Note 18 of the consolidated financial statements, as to which the date is March 7, 2001), with respect to the consolidated financial statements and schedule of Konover Properties Trust, Inc. included in the Annual Report of Form 10-K for the year ended December 31, 2000.

                                                             Arthur Andersen LLP

Raleigh, North Carolina,
March 29, 2001.